Exhibit 1
Highland Special Situations Fund
October 21, 2010
Dear Common Shareholder:
We are writing to inform you that Highland Special Situations Fund (the “Fund”) has amended its offer, dated September 22, 2010, to purchase common shares of beneficial interest of the Fund (“Common Shares”) from common shareholders of the Fund (“Common Shareholders”) who wish to tender all or a portion of their Common Shares for purchase (the “Offer”).
EXTENSION OF THE OFFER
The Fund has extended the expiration date of the Offer from 4:00 p.m., Eastern Time, on October 21, 2010, until 4:00 p.m., Eastern Time, on Thursday, October 28, 2010. Common Shareholders may tender all or a portion of their Common Shares for purchase pursuant to the Offer until the new expiration date. In addition, until the new expiration date, Common Shareholders have the right to change their minds and withdraw their tenders of Common Shares for purchase by the Fund. As previously disclosed to Common Shareholders, a Common Shareholder will also have the right to withdraw a tender of Common Shares at any time on or after November 18, 2010, if tendered Common Shares have not yet been accepted by the Fund. The valuation date for calculating the purchase price of tendered Common Shares will remain October 29, 2010.
Should you wish to sell your Common Shares or a portion of your Common Shares, please complete and return the enclosed Letter of Transmittal by mail so that it arrives no later than 4:00 p.m., Eastern Time, on October 28, 2010:
Regular Mail
Highland Funds
c/o BNY Mellon Investment Servicing (US) Inc.
P.O. Box 9840
Providence, Rhode Island 02940-8040
Overnight Mail
Highland Funds
c/o BNY Mellon Investment Servicing (US) Inc.
101 Sabin Street
Pawtucket, Rhode Island 02860
Alternatively, you may fax a completed and executed Letter of Transmittal to (508) 599-1849 (Attn: Monette Fastuca, BNY Mellon Investment Servicing (US) Inc.).

If you do not wish to sell your Common Shares, simply disregard this letter. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR COMMON SHARES AT THIS TIME.
All requests to tender Common Shares must be RECEIVED by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”), the Fund’s transfer agent, by MAIL or FAX (if by fax, please deliver an original, executed copy promptly thereafter) in good order no later than 4:00 p.m., Eastern Time, on October 28, 2010. Common Shareholders who would like BNY Mellon to confirm receipt of a Letter of Transmittal should include their email address in the designated space on the Letter of Transmittal.
Except as described in this letter, all other terms of the Offer remain the same as described in the notice of the Offer that was previously sent to you.
TO LEARN MORE
If you have any questions, or wish to receive another copy of the notice of the Offer, please contact Shareholder Services at (877) 665-1287.
Sincerely,
HIGHLAND SPECIAL SITUATIONS FUND